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                                                                    EXHIBIT 4.07

                     New Millennium Capital Partners II, LLC
                            155 First Street, Suite B
                                Mineola, NY 11501

                                AJW Partners, LLC
                            155 First Street, Suite B
                                Mineola, NY 11501

March 28, 2001



DeMarco Energy Systems of America, Inc.
12885 Highway 183
Suite 108-A
Austin, Texas 78750

                  Re:      Amendments to Transaction Documents

Ladies and Gentlemen:

         The parties to this letter agreement have agreed to amend (i) the Convertible Debenture Purchase Agreement ("Purchase Agreement"), dated September 26, 2000, between AJW Partners, LLC ("AJW"), New Millennium Capital Partners II, LLC ( "New Millennium" and together with AJW, the "Holders") and DeMarco Energy Systems of America, Inc. (the "Company") and (ii) the 10% Secured Convertible Debenture ("Convertible Debenture") issued to the Holders by the Company and due on September 26, 2001, in the manner set forth below. Capitalized terms used in this letter agreement and not otherwise defined shall have the meanings set forth in the Convertible Debenture or the Purchase Agreement.

         (1) Section 1.1(a)(iii) of the Purchase Agreement currently provides, among other things, that the Holders shall provide additional funding to the Company in an aggregate amount equal to $1,000,000 within thirty days following the Effective Date. Such provision is now amended solely to provide that such additional funding shall occur within 5 days following the Effective Date.

         (2) The Convertible Debentures issued to each Holder currently provides, among other things, that "the Holder may elect to receive interest hereunder in shares of [c]ommon [s]tock or cash." Such provision is now amended to provide that any interest due under the Convertible Debentures shall be payable in cash or shares of the Company's common stock at the option of the Company and not the Holders.

         This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

         Except as otherwise specified in this amendment, the terms and provisions of the Purchase Agreement and the Convertible Debentures remain without modification. Please indicate your agreement with the foregoing by executing this letter and returning the same to our attention, whereupon this letter agreement shall immediately become a legally valid and binding agreement between the Holders and the Company.



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         Sincerely,


         New Millennium Capital Partners II, LLC
                  By:  First Street Manager II, LLC

         By: /s/
            ---------------------------------------
                  Name:
                  Title:

         AJW Partners, LLC
                  By:  SMS Group, LLC

         By: /s/
            ---------------------------------------
                  Name:
                  Title:

         DeMarco Energy Systems of America, Inc.

         By: /s/
            ---------------------------------------
                  Name:
                  Title: